                                                                  Exhibit 99

KV PHARMACEUTICAL COMPANY

                                           CONTACT:
                                           CATHERINE M. BIFFIGNANI
                                           VICE PRESIDENT, INVESTOR RELATIONS
                                           314-645-6600

                                                     [KV LOGO]

FOR IMMEDIATE RELEASE


                     KV PHARMACEUTICAL ADDS TO PIPELINE
                VIA DEVELOPMENT AND MARKETING AGREEMENT WITH
                     GLENMARK PHARMACEUTICALS INC., USA


             AGREEMENT COVERS 8 PRODUCTS WITH POTENTIAL FOR MORE

St. Louis, MO., January 14, 2004 - KV Pharmaceutical Company (NYSE: KVa/KVb) announced today that it has entered into a product development and marketing license agreement with Glenmark Pharmaceuticals Inc., USA ("Glenmark"), a wholly owned subsidiary of Glenmark Pharmaceuticals Ltd. of India.

Under the agreement, Glenmark will initially develop and license to KV eight generic products for regulatory approval and marketing in the North American markets. The licensed products include both Paragraph 3 and Paragraph 4 ANDA filing opportunities. The agreement also provides for the development and licensing of additional generic ANDA products as well as for certain "branded" specialty products which may incorporate Glenmark's proprietary platform controlled release technology. Specific terms of the agreement were not disclosed, but include an initial cash payment and milestone and royalty payments from KV in exchange for marketing rights to the Glenmark products. The companies will also collaborate to secure U.S. regulatory approval of the products. The first product launch covered under the agreement is expected to occur during the last half of calendar 2005.

Over the last three years, Glenmark has emerged as one of the fastest growing Indian pharmaceutical companies. The company enjoys an excellent 26-year history in the research and development of pharmaceutical products.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV stated:
"This new relationship with such an outstanding pharmaceutical firm furthers our strategy of building a robust internal and external pipeline of products for both our generic and branded businesses. The generic products under this agreement have annual branded sales in today's market in excess of $2.5 billion. We believe these products will contribute to the acceleration of KV's future growth and profitability."

Commenting on the agreement, Glenmark Pharmaceuticals Inc., USA's Chief Executive Officer, Jeffrey Weiss, stated, "Glenmark is very excited to be partnering with a specialty pharmaceutical company that shares our philosophy for developing technology-enhanced products while also offering marketing capability to ensure their success in the marketplace. This agreement allows us to utilize our core strengths in product and formulation development while accelerating the building phase of our U.S. commercial operations."

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's best and fastest growing small companies, most recently by Forbes in its October 2003 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commitment", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates, currency exchange rates, and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(11) the impact of competitive
response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; (12) the risk that acquisition opportunities will not be consummated; and, (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

                                    # # #